 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2012

ProUroCare Medical Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-51774	20-1212923
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6440 Flying Cloud Dr., Suite 101, Eden Prairie, Minnesota 55344
(Address of Principal Executive Offices) (Zip Code)

(952) 476-9093
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Resignation of Director

On October 30, 2012, director David F. Koenig retired from the Board of Directors (the “Board”) of ProUroCare Medical Inc. (the “Company”). Mr. Koenig, who was also the Chairman of the Board’s Compensation Committee, will continue to act as the Company’s Corporate Secretary.

(d) Election of New Director

On October 30, 2012, the Board elected Dr. David Barrett to the Company’s Board, effective immediately. Dr. Barrett is a former President and CEO of the Lahey Clinic in Burlington, Massachusetts. In addition to his urology practice, Dr. Barrett currently sits on the Board of Directors of Advantedge Healthcare Solutions, Inc., CR Bard Inc., Commonfund, Inc., Sapphire Systems, Inc. and Juliet Marine, Inc. He is a Member of the Life Sciences Advisory Board of Safeguard Scientifics, Inc. and is the former Chairman of the Massachusetts Hospital Association.

Dr. Barrett has had no related person transactions with the Company reportable under Item 404(a) of Regulation S-K: There is no arrangement or understanding between Dr. Barrett and any other person pursuant to which he was elected as a director of the Company. The Company expects Dr. Barrett to become a member of its Governance and Nominating Committee.

The Company will compensate Dr. Barrett in a manner consistent with its non-management director compensation program. Under the terms of the program, Dr. Barrett will receive an equity award of 18,750 seven-year options upon his first joining the Board, priced at the market price on that date. In addition, non-employee directors receive annually upon re-election to the Board a similar option to purchase 25,000 shares of the Company’s common stock and $10,000 per year in cash. Committee members receive $750 per committee meeting, up to an annual maximum of $3,000 per year.

On November 5, 2012, ProUroCare Medical Inc. issued a press release announcing the election of Dr. Barrett to the Company’s Board, attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1	Press release dated November 5, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ProUroCare Medical Inc.

Date: November 5, 2012	By	/s/ Richard C. Carlson
Richard C. Carlson
Chief Executive Officer